Exhibit 10.1
EXECUTIVE CHAIR AGREEMENT
This Executive Chair Agreement (this “Agreement”) dated as of April 28, 2025 (the “Effective Date”), is by and between National Vision Holdings, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and L. Reade Fahs (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties.”
RECITALS
WHEREAS, the Executive presently serves as the Chief Executive Officer of the Company and as a director on the Company’s Board of Directors (the “Board”); and
WHEREAS, in connection with the Company’s CEO succession plan, the Company wishes to provide for the orderly and effective transition of Company leadership to a new Chief Executive Officer and to secure the Executive’s ongoing services in connection with and following such transition, in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Term of Agreement. This Agreement shall commence on the Effective Date and shall end at the end of the day of the Company’s annual meeting of stockholders in 2027 (the “Initial Term”), unless the Executive’s employment is terminated earlier by the Executive or the Company; provided that the Parties may extend the Term indefinitely by mutual written agreement (each such extension, an “Additional Term” and, together with the Initial Term, the “Term”). Following the expiration of the Term, this Agreement (and any obligations of the parties thereunder) will be of no further force and effect, except as otherwise provided herein.
2.Employment and Duties.
(a)Service as Chief Executive Officer. The Company shall continue to employ the Executive as Chief Executive Officer through the end of the day on July 31, 2025. During this period, the Executive shall continue to report directly to the Board of Directors and shall perform such duties and responsibilities and maintain such authority as is consistent with his title and status, as determined by the Board. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices.
(b)Service as Executive Chair. As of August 1, 2025 (the “Transition Date”), the Company shall employ the Executive as Executive Chair of the Board. In his role as Executive Chair, Executive shall report directly to the Board of Directors, shall perform such duties and responsibilities as will be determined by the Board and/or the then-current Chief Executive Officer of the Company from time to time, and shall maintain such authority as is consistent with his title and status, as determined by the Board. Effective as of the Transition Date, Executive’s initial duties as Executive Chair shall consist of the following, in addition to other duties as assigned by the Board or the Chief Executive Officer: (i) acting as advisor and mentor to the Chief Executive Officer; (ii) serving as an ambassador for the Company within the communities in which the Corporation operates; (iii) acting as a spokesperson for the Company and maintaining good relations with external constituents, including customers, shareholders, investors and analysts; (iv) engaging with customers at events as requested by the Board or the Chief Executive Officer; and (v) providing the Board and the Chief Executive Officer with insight based on the Executive’s depth of industry experience and historical knowledge of the Company’s operations. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices. The Company will furnish the Executive such office space, equipment, supplies, and other facilities and personnel, as the Company deems necessary or appropriate for the performance of the Executive’s duties as Executive Chair under this Agreement.
(c)Outside Enterprises. The Company acknowledges that the Executive currently serves on the board of one outside non-competitive for-profit Company. While employed by the Company, The Executive shall not, directly or indirectly, render services to any other person or organization for compensation, without the prior written approval of the Board; provided that with the approval of the Board (which shall not be unreasonably withheld) the Executive may serve on up to two additional outside non-competitive for-profit boards.
3.Compensation and Other Benefits. As compensation for services rendered during the Term, the Company shall pay and provide the Executive with the following:
(a)Salary. Prior to the Transition Date, the Executive’s base salary (the “Salary”) shall remain at the rate of $1,030,000 per year. Effective as of the Transition Date and for the remainder of the Term, the Executive’s Salary shall be paid at a rate of $700,000 per year. The Salary shall be payable to the Executive in accordance with the normal payroll practices of the Company as are in effect from time to time, and subject to all withholdings required by law and Company policy.
(b)Annual Incentive Awards. The Executive shall be eligible to participate in the Company’s annual cash incentive program for 2025 and 2026. For 2025, the Executive’s target annual cash incentive opportunity shall be $1,030,000, with the final earned amount to be determined based on the performance goals and parameters established by the Compensation Committee for 2025, or as otherwise determined by the Compensation Committee pursuant to the program. For 2026, the Executive’s target annual incentive opportunity shall be $560,000, with the final earned amount to be determined based on performance goals and parameters to be established by the Compensation Committee for 2026, or as otherwise determined by the Compensation Committee pursuant to the program. The Executive shall not be eligible to receive an annual cash bonus for 2027 or any subsequent years during the Term. Nothing herein requires the Board or the Compensation Committee to make or authorize annual cash incentive awards in any year, and nothing herein guarantees that the Executive will earn the target annual cash incentive award for any year.
(c)Equity Award. In 2026, at the time the Compensation Committee grants annual equity awards to the other executive officers of the Company, the Company shall grant to the Executive an award of restricted stock units relating to a number of shares of Company common stock determined by dividing $2,000,000 by the closing price per share on the grant date thereof (the “RSUs”). The RSUs shall vest in three equal installments on each of the first three anniversaries of the grant date, conditioned upon the Executive’s continuing employment or service with the Company through the end of the Initial Term, but not thereafter. The RSUs shall be subject to the terms and conditions set forth in the Company’s Amended and Restated 2017 Omnibus Incentive Plan (the “Omnibus Plan”) and the award agreement memorializing the RSUs, which shall be substantially the same as the RSUs granted to the other executive officers of the Company in 2026 other that as described in this Agreement. The Executive shall not be eligible to receive an equity award in 2027 or any subsequent years during the Term.
(d)Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with his employment upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as in effect from time to time. The Company shall pay Executive’s reasonable attorneys fees incurred in connection with the negotiation and documentation of this Agreement and any related agreements, not to exceed $20,000 in the aggregate.
(e)Benefit Plans. During the Term, the Executive shall be eligible to participate in all benefit plans and programs maintained by the Company and available to senior employees of the Company generally in accordance with the terms and conditions of such plans as in effect from time to time; provided that nothing herein shall limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.
4.Termination and Obligations of the Company Upon Termination.
(a)Termination for Cause. The Company may, at any time, terminate this Agreement and Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall mean the Executive’s (A) willful neglect in the performance of his duties for the Company or willful and repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with his employment or service with the Company, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its affiliates; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its affiliates; (D) material violation of the written policies of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any of its affiliates; or (F) act of personal dishonesty that involves personal profit in connection with the Executive’s employment or service to the Company.

(b)Resignation without Good Reason. The Executive may terminate his employment at any time without “Good Reason” (as defined below) during the Term by giving sixty (60) day’s prior notice in writing to the Company. During the notice period, the Executive must fulfill all duties and responsibilities set forth above and use reasonable best efforts to train and assist in the transition of his replacement, if any. Notwithstanding the foregoing, the Company shall have the authority to direct the Executive not to report to work or perform any duties on behalf of the Company during the notice period, or waive the notice period or make the Executive’s termination of employment effective prior to the end of such notice period.
(c)Obligations of the Company upon Termination for Cause or Resignation without Good Reason. If, during the Term, the Company shall terminate the Executive’s employment for Cause or the Executive shall terminate his employment without Good Reason, then the Executive shall be entitled to receive the following (collectively, the “Accrued Amounts”):

i.any accrued but unpaid Salary, which shall be paid on the pay date immediately following the last day of the Executive’s employment (the “Termination Date”) in accordance with the Company’s customary payroll procedures;
ii.reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policies, practices and procedures; and
iii.such employee benefits, if any, as to which the Executive may be entitled under any employee benefit plans, practices, policies, or programs of the Company as of the Termination Date.
(d)    Continued Vesting in Certain Circumstances. If the Executive terminates his employment without Good Reason following the Initial Term, then in addition to receiving the Accrued Amounts, Executive’s then-outstanding equity awards (including the RSUs described in Section 3(c) above) will remain outstanding and continue to vest by their terms, as if the Executive remained in service through the end of the applicable vesting period. Any performance conditions for such awards shall be earned based upon actual performance results over the applicable performance period. For the avoidance of doubt, this continued vesting shall not apply in the event of a termination by the Executive without Good Reason prior to the end of the Initial Term or a termination by the Company for Cause.
(e)Termination Without Cause. The Company may terminate this Agreement and the Executive’s employment at any time during the Term without Cause, by providing written notice to Executive.
(f)Resignation for Good Reason. The Executive may terminate his employment for “Good Reason” under the circumstances described below by providing written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in the Executive’s Salary; (ii) removal of the Executive from the Chief Executive Officer position before the Transition Date, or removal of the Executive from the

Executive Chair position following the Transition Date but before the end of the Term; (iii) a change in the geographic location of the primary office at which the Executive must regularly perform the services to be performed by the Executive pursuant to this Agreement to which the Executive objects and that adds more than 50 miles to the Executive’s daily commute; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that the Executive must provide notice to the Company of any condition or occurrence the Executive contends amounts to “Good Reason” within 90 days after the initial existence of the condition or occurrence, and the Company must have a period of 30 days to remedy or cure the claimed “Good Reason.” If and only if the “Good Reason” is not remedied within such 30-day period, then the Executive must resign within 30 days after the end of the Company’s remedy/cure period to qualify for a Good Reason departure.

(g)Obligations of the Company upon Termination without Cause or Resignation for Good Reason. If, during the Term, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason, then the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s (y) execution of a separation agreement and release of claims in the form attached hereto (the “Release”) within 45 days following the Termination Date (such 45-day period, for purposes of this Agreement, the “Release Execution Period”), and (z) not revoking the Release within the 7-day period following his execution of the Release, the Executive shall be entitled to receive the following:
i.Severance in an amount equal to the Executive’s Salary for the remainder of the Term, to be paid in approximately equal installments over the remainder of the Term in accordance with the Company’s normal payroll procedures, commencing after the Release is fully executed and on or before the 60th day after the Termination Date, or such later date as may be required by Section 6(c); provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payments shall not commence until the beginning of the second taxable year;

ii.If such termination occurs during 2025 or 2026, an amount equal to the Executive’s target cash bonus for the year in which the Termination Date occurs, to be paid in a lump sum after the Release is fully executed and on or before the 60th day after the Termination Date, or such later date as may be required by Section 6(c); provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall occur after the beginning of the second taxable year;

iii.Continued health insurance coverage at substantially the same level as provided to the Executive immediately prior to such termination, for which the Company will provide such coverage, to the extent permissible under the applicable Company Group plan, for the remainder of the Term at the same cost to the Executive as is generally provided to similarly-situated active employees of the Company, which, to the extent required to comply with Section 105 of the Code, shall be provided as a taxable benefit; provided, however, that the Company may, in its sole discretion, require the Executive to elect to participate in COBRA for such continued health insurance coverage; and

iv.The Executive’s then-outstanding equity awards (including the RSUs described in Section 3(c) above) will remain outstanding and continue to vest by their terms, as if the Executive remained in service through the end of the applicable vesting period. Any performance conditions for such awards shall be earned based upon actual performance results over the applicable performance period.
(h)Termination due to Death or Disability. If the Executive’s employment is terminated during the Term on account of Employee’s death or Disability, then the Executive (or the Executive’s estate or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts, and the continued vesting provisions of Section 4(d) shall apply to the extent that the provisions of the Omnibus Plan or the applicable award agreement do not provide for more favorable vesting treatment. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with Company, even with reasonable accommodation where necessary, on a full-time basis for 120 days in any one-year period as a result of incapacity due to mental or physical illness or injury.

5.Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company (other than a separate severance benefit plan) at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or such contract or agreement, except as expressly modified by this Agreement. For avoidance of doubt, the parties agree that this Agreement sets forth the exclusive severance benefits to which the Executive may be eligible during the Term.

6.Section 409A.
(a)General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor any of its directors, officers, employees or advisers (other than the Executive, in his capacity as the taxpayer) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(b)Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of the Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Disability or termination of employment, as the case may be, meet any description or definition of “disability” or “separation from service,” as applicable, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “disability” or “separation from service,” as the case may be, or such later date as may be required by Section 7(c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.
(c)Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
i.the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and
ii.the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder; provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.
(d)Treatment of Installment Payments. Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.
(e)Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a Release, such Release must be executed within 45 days after the Termination Date and all revocation periods shall have expired within 7 days after the Executive’s execution of the Release; failing which such payment or benefit shall be forfeited.
(f)Timing of Reimbursements and In-kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s rights to payment or reimbursement of expenses pursuant to this Agreement shall expire at the end of two years after the end of the Term. No right of the Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.
(g)Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).
(h)Assignment and Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement also shall inure to the benefit of and be binding upon the Company and its successors and assigns.
7.Miscellaneous.
(a)Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
(b)Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and from and after the Effective Date supersedes and invalidates all previous offer letters, employment and severance agreements with the Executive. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.
(c)Withholdings. Notwithstanding any other provision of this Agreement, the Company shall withhold from any amounts payable or benefits provided under this Agreement any federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to the Executive pursuant to this Agreement which is subject to recovery under any law, government regulation or stock exchange listing requirement, or any clawback or recoupment policy adopted by the Company, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or Company policy.
(e)Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
(f)Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(g)Representation by Counsel; Interpretation. Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.
(h)Governing Law; Jurisdiction and Venue. This Agreement is made and entered into in the State of Georgia and shall in all respects be interpreted, enforced, and governed under the laws of Georgia. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any party hereto in the courts of the State of Georgia, Gwinnett County, or in a United States District court that can acquire jurisdiction, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
(i)Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by nationally recognized overnight courier service or sent by certified, registered, or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally recognized overnight courier service or, if mailed with postage prepaid, five days after the date of deposit in the United States mail, as follows: (i) if to the Company: [Address] Attention: [Contact]; and (ii) if to the Executive: at the most recent address on file for the Executive with the Company. Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(j)Amendments. This Agreement may be amended or modified only by a writing signed by all parties hereto that makes specific reference to this Agreement.
(k)Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties, hereto, have executed this Executive Chair Agreement as of the day and year first above written.

NATIONAL VISION, INC.

/s/ Bill Clark                        04/28/2025
By: Bill Clark                        Date
Title: Chief People Officer

EXECUTIVE

/s/ L. Reade Fahs                 04/28/2025
L. Reade Fahs                     Date

Exhibit A
General Release and Waiver of Claims

This General Release and Waiver of Claims (this “Release”) is entered into effective as of ____ (the “Termination Date”) by L. Reade Fahs (“Executive”) and National Vision, Inc. (the “Company”).
WHEREAS, Executive and the Company are party to that certain Executive Chair Agreement dated April 28, 2025 (the “Agreement”); and
WHEREAS, Executive’s employment with the Company was terminated by the Company without “Cause,” or by Executive for “Good Reason,” as such terms are defined in the Agreement, and has now ended;
    NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Executive and Company hereby agree as follows:
1.Severance Benefits. Company will provide to Executive the severance payments, the target cash bonus payment (if the Termination Date occurs during 2025 or 2026), and the continued vesting of equity awards as described in Section 4(g), clauses (i), (ii) and (iii) of the Agreement (collectively, the “Severance Benefits”) provided that this Release has been executed and the revocation period provided herein has expired without Executive revoking his acceptance.

Other than the payments set forth in the Agreement, Executive agree that the Company owes him no additional amounts for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or otherwise. Executive hereby agrees that he has been paid all outstanding wages through and including the date of his most recent paycheck. On or before ____, the Company will pay Executive for any outstanding wages relating to services between the date covered by his most recent paycheck and the Termination Date, subject to all applicable withholdings. Executive will be entitled to receive such other Accrued Amounts as provided in Section 4(g) of the Agreement.

2.Covenant Not to Sue and Release of Claims. Executive represents that he has not, and agrees that he will not, file any claims, complaints, charges, or lawsuits against the Company or any of its parent companies, divisions, subsidiaries, affiliates, predecessors, successors, or assigns, or any of their present or former officers, directors, employees, owners, or agents, or any of their benefit plans or trustees (hereinafter collectively referred to as the “Releasees”) about anything that has occurred up to the time he executes this Release. In addition, in further consideration of the Severance Benefits, Executive on behalf of herself and his heirs, administrators, executors, assigns, attorneys, and agents hereby irrevocably and unconditionally release, acquit, and forever discharge the Releasees from any and all complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, lawsuits, rights, demands, costs, losses, debts, fees, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, arising on or before the date on which Executive enters into this Release, including but not limited to any claim of discrimination or harassment on the basis of disability, medical condition, race, color, sex, pregnancy, age, religion, marital status, sexual orientation, gender identity or expression, transgender status, national origin, veteran status, uniformed service, ancestry or citizenship status, retaliation, or any other category protected by local, state, or federal law; any claim of retaliation or whistleblowing; any other claim based on a statutory prohibition or requirement, including but not limited to federal or state family and medical leave acts; any claim arising out of or related to an express or implied employment contract or any other contract affecting terms and conditions of employment; any claim for unpaid compensation or benefits of any kind; any claim under a covenant of good faith and fair dealing; any claim for wrongful discharge, any claim for fraud, all tort claims, including claims for invasion of privacy, infliction of emotional distress, and defamation; any claim under the False Claims Act, 31 U.S.C. 3730, including any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730; and any claims to attorneys’ fees or expenses. Examples of claims released under this Paragraph include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (ADA), 42 U.S.C. Section 1981, the federal Family and Medical Leave Act (FMLA), the Pregnant Workers Fairness Act (PWFA), the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act of 1994; the Georgia Fair Employment Practices Act; the Georgia Equal Pay Act; the Georgia Prohibition of Age Discrimination Act, the Georgia Equal Employment for People with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act, and all other federal, state, and local law claims, including any amendments and their respective implementing regulations, that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

Notwithstanding the foregoing, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.
Executive agrees that he will not hereafter be entitled to any individual recovery or relief as a result of an action filed against the Releasees in any municipal, state, or federal court or agency including, but not limited to, the Equal Employment Opportunity Commission or the Department of Labor for or on account of anything that has occurred up to the present time including, but not limited to, anything that has transpired as a result of his employment with the Company.
For the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledge that this Release is intended to include in its effect, without limitation, all Claims that he does not know or suspect to exist in his favor at the time he signs this Release, and that this Release contemplates the extinguishment of any such Claim or Claims.
Notwithstanding the general release set forth above, nothing herein shall constitute a release or waiver by Executive of (i) any claim or right that cannot be waived by law, such as claims for workers’ compensation or unemployment compensation benefits, (ii) any claim or right Executive may have for benefit rights that have vested as of the date of execution of this Release, which shall be governed by the terms of the applicable plan documents and award agreements, (iii) any rights or claims for indemnification Executive may under the Company’s certificate of incorporation or bylaws, under applicable law, under Section 4(e) of the Company’s Amended and Restated 2017 Omnibus Incentive Plan, or (iv) any claims or rights Executive may have under the Agreement.
3.Consideration Period. Because the arrangements discussed in this Release affect important rights and obligations, Executive is advised to consult with an attorney and/or tax professional before agreeing to the terms set forth herein. Executive has twenty-one (21) days from the date he receives this Release within which to consider it, and he may take as much of that time as he wishes before signing. If Executive decides to accept the benefits offered herein, he must sign this Release on or before the expiration of the 21-day period and return it to the Company (Attention: Chief People Officer at National Vision, Inc., 2435 Commerce Ave., Bldg. 2200, Duluth, Georgia 30096, or by email at [*****]).

Executive acknowledge that the Company has made no representations to him concerning the term or effects of this Release other than those contained herein. He also acknowledges that, pursuant to C.F.R. Section 1625.22, any modifications to this proposed Release as originally presented to his, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one (21) day consideration period.
4.Revocation Rights. For a period of seven (7) days after Executive signs this Release, he may revoke it entirely. No rights or obligations contained in this Release shall become enforceable before the expiration of the seven-day revocation period. If Executive decides to revoke the Release, he must deliver to the Company (Attention: Chief People Officer at National Vision, Inc., 2435 Commerce Ave., Bldg. 2200, Duluth, Georgia 30096, or by email at [*****]) a signed notice of revocation on or before the last day of this seven-day period. Upon delivery of a timely notice of revocation, this Release shall be cancelled and void, and neither Executive nor the Company shall have any rights or obligations under it.

5.Additional Information. Without limiting the scope of this Release in any way, this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA’) (29 U.S.C. §§ 621, et seq.). This Release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by Executive.

6.Reaffirmation of Agreement. As of the date of his execution of this Release, and except as otherwise modified herein, Executive reaffirms, re-agrees, re-promises, and again covenants to abide by the provisions of the Agreement (including all subparts and subparagraphs).

7.Counterparts. This Release may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties duly execute this Release.

L. Reade Fahs                     Date

NATIONAL VISION, INC.

By: Bill Clark                        Date
Its: Chief People Officer